Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOTHERS WORK, INC.

(Pursuant to 8 Del. C. §242)

Mothers Work, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST:  The Board of Directors of the Corporation, at the meeting of the Board of Directors held on November 13, 2002, duly adopted a resolution declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and submitting such amendment to the stockholders of the Corporation for approval at the next annual meeting of stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting ARTICLE FOURTH thereof and substituting therefor the following:

FOURTH:              The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors of the Corporation shall have full and complete authority, by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series of Preferred Stock, including but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices.

SECOND:  A majority of the outstanding stock entitled to vote thereon voted in favor of the amendment at the annual meeting of stockholders.

THIRD:  The amendment was duly adopted in accordance with the provisions of §242 of the DGCL.

IN WITNESS WHEREOF, Mothers Work, Inc. has caused this Certificate to be signed by Rebecca C. Matthias, its President, this 11th day of February, 2003.

MOTHERS WORK, INC.

		By:	/s/ Rebecca C. Matthias
Rebecca C. Matthias
President
Attest:
By:	/s/ Dan W. Matthias
Dan W. Matthias
Secretary